NOTE PURCHASE AGREEMENT

           This Note Purchase Agreement (this "Agreement") is made and entered into by MSU Devices Inc., a Delaware corporation (the "Company"), Reddline Ventures Inc., a Texas corporation ("Reddline"), each of the Secured Noteholders (as defined in Section 2(a)) and each of the other purchasers listed on Annex I hereto (collectively, and together with Reddline and the Secured Noteholders, the "Investors"), on this 22nd day of March, 2002. The Company and the Investors hereby agree as follows:

          1. The Notes. The Company has authorized the issuance and sale, in accordance with the terms hereof, of the Company's 11.5% Convertible Promissory Notes in an aggregate original principal amount of up to $3,000,000 (the "Notes") in the form set forth as Exhibit A hereto. Except as provided in
Section 6(a), the Notes shall be unsecured. In connection with and as a condition to the purchase of any Notes hereunder, the Company shall enter into a Registration Rights Agreement (the "Registration Rights Agreement") with the Investors in the form attached hereto as Exhibit B and the Company, Reddline and the Secured Noteholders shall enter into the Termination Agreement described in
Section 3(g). This Agreement, the Notes, the Registration Rights Agreement and the Termination Agreement are sometimes referred to herein collectively as the "Transaction Documents."

     2. The Closings.


          (a) Subject to the consummation of the Additional Financing described in clause (i) of Section 6(a) hereof, the initial issuance, delivery, sale and purchase of Notes shall take place at a closing (the "Initial Closing") to be held on the date hereof at the offices of Brobeck, Phleger & Harrison LLP, 300 Crescent Court, Suite 1400, Dallas, Texas 75201 (or such other place and time as shall be mutually agreed upon by the Company and Reddline). At the Initial Closing, the Company agrees to issue, execute, deliver and sell an aggregate principal amount of $637,500 of Notes to Reddline and each of the other holders (the "Secured Noteholders") of the Company's 10% Convertible Secured Promissory Notes (the "Secured Notes") issued pursuant to that certain Secured Note Purchase Agreement (herein so called) dated February 13, 2002 by and among the Company, Reddline and the other purchasers party thereto, and, subject to and in reliance upon the representations, warranties, terms and conditions contained herein, Reddline and the Secured Noteholders agree to purchase such Notes from the Company, at a price of $637,500, payable by delivery by Reddline and the Secured Noteholders to the Company of Secured Notes in the aggregate principal amount of $637,500. Upon delivery of such Secured Notes to the Company, the Company shall pay to Reddline and the Secured Noteholders all accrued and unpaid interest under such Secured Notes from February 13, 2002 through the date of this Agreement, whereupon the Company shall mark each such Secured Note "Cancelled" and such Secured Note shall thereupon be deemed to have been paid in full and shall be of no further force and effect. At the Initial Closing, the Company also shall execute and deliver the Registration Rights Agreement to Reddline and the Secured Noteholders and the Company and Reddline shall execute and deliver the Termination Agreement and the other documents described in Section 3(g) hereof.

          (b) The issuance, delivery, sale and purchase of Notes pursuant to each Additional Financing (as hereinafter defined) shall take place at a closing (each, a "Subsequent Closing") to take place no later than the last date by which such Additional Financing is required to be consummated pursuant to Section 6(a). At each such Subsequent Closing, the Company may sell up to the balance of the authorized principal amount of Notes set forth in Section 1 hereof not sold at the Initial Closing or any prior Subsequent Closing to the purchasers identified in Section 6(a) and such purchasers as the Company shall select at a price equal to the principal amount of such Notes. Each such purchaser shall, at the relevant Subsequent Closing, become a party to this Agreement by executing and delivering a counterpart signature page hereto in the form attached hereto as Annex II (whereupon such purchaser's name shall be added to Annex I hereto), and the Registration Rights Agreement by executing and delivering a counterpart signature page thereto in the form attached as Schedule B thereto (whereupon such purchaser's name shall be added to Schedule A thereto), and shall have the rights and obligations hereunder and thereunder.

          3. Conditions of Closing. The obligations of each Investor to purchase Notes and consummate the transactions contemplated by this Agreement at the Initial Closing or any Subsequent Closing shall be subject to the fulfillment, on or before the date of such closing (each a "Closing Date"), of each of the following conditions precedent:

          (a) The sale and purchase of the Notes, the execution of this Agreement and each other Transaction Document, and the consummation of the transactions contemplated hereby and thereby shall have been approved by a special committee of the Company established for such purpose and consisting of Jeff Green, Jeremy Simpson and Steve Coles, and such approval shall have not been revoked or rescinded.

          (b) The representations and warranties of the Company contained in this Agreement, each Transaction Document and any other writing delivered by the Company to such Investor pursuant hereto on or prior to the relevant Closing Date shall be true and correct in all material respects on and as of such Closing Date as though made on and as of such Closing Date.

          (c) No event of default shall have occurred under the Notes or any other Transaction Document (an "Event of Default"), and no event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default, shall have occurred and be continuing on such Closing Date or would result from the purchase of Notes on such Closing Date.

          (d) The purchase of Notes and the consummation of the transactions contemplated hereby on such Closing Date shall not contravene any law, rule, regulation or judicial order, writ or decree applicable to the Company or such Investor and any regulatory or governmental approval necessary for the purchase of Notes by such Investor and/or the consummation of the transactions contemplated hereby shall have been obtained on terms and conditions acceptable to the Company and the Investors.

          (e) The Company shall have executed and delivered the Registration Rights Agreement and such agreement shall be in full force and effect.

          (f) With respect to each Subsequent Closing, the Investor(s) shall have received a certificate, dated as of the date of such Subsequent Closing and executed by an executive officer of the Company, certifying as to the satisfaction of the conditions set forth in paragraphs (b) and (c) of this Section 3.

          (g) The Company, Reddline and the Secured Noteholders shall have executed and delivered an agreement in the form attached hereto as Exhibit C (the "Termination Agreement") terminating in full the Secured Note Purchase Agreement and all documents, agreements and instruments executed and delivered in connection therewith and the Secured Note Purchase Agreement and all such documents, agreements and instruments shall be of no further force and effect. In addition, Reddline shall have filed UCC-3 Termination Statements and shall have taken such other action as necessary or appropriate to release all liens granted by the Company to Reddline, as collateral agent, and the Investors pursuant to the Secured Note Purchase Agreement. Finally, all Secured Notes issued to Reddline and the Secured Noteholders pursuant to the Secured Note Purchase Agreement shall have been surrendered to the Company in exchange for a Note or Notes and payment of all accrued and unpaid interest thereon through the date hereof, and such promissory notes shall be of no further force and effect.

          4. [Reserved]

          5. Representations and Warranties of the Company. The Company represents and warrants to the Investors that:

          (a) The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has and at all times relevant hereto has had all requisite power and authority to conduct its business as now conducted and as presently contemplated, to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby, (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the ability of the Company to perform its obligations under this Agreement and the other Transaction Documents to which it is a party.

          (b) The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party (i) have been duly authorized by all necessary corporate action on the part of the Company, (ii) do not and will not contravene, any law or any contractual restriction binding on or otherwise affecting the Company or any of its properties, (iii) do not and will not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of the Company's properties (except as may be created pursuant to Section 6(a)), and (iv) do not and will not result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Company's operations or any of its properties.

          (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or other regulatory body, which has not been received or made, is required in connection with the due execution, delivery and performance by the Company of this Agreement or the other Transaction Documents to which it is a party.

          (d) Each of this Agreement and the other Transaction Documents to which the Company is a party is a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

          (e) There is no pending or, to the Company's knowledge, threatened action, suit or proceeding affecting the Company before any court or other governmental authority or any arbitrator which may materially adversely affect the operations or condition, financial or otherwise, of the Company or the ability of the Company to perform its obligations hereunder or under the other Transaction Documents to which it is a party.

          (f) The Company does not intend to use the proceeds from the sale of the Notes directly or indirectly for personal, family, household or agricultural purposes.

          (g) The Company has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") since January 1, 2001, each of which has complied in all material respects with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as in effect on the dates such forms, reports and documents were filed. None of such forms, reports or documents, including any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in such forms, reports and documents complied as to form in all material respects with applicable accounting requirements and the rules and regulations of the SEC in respect thereof and fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of unaudited interim financial statements, to normal year-end adjustments).

          (h) MSU Operations (US) Inc. is a wholly-owned subsidiary of the Company which has no assets and which does not conduct any business or operations.

          (i) With respect to the UCC-1 Financing Statements identified on the list attached to Schedule 5(i) hereof, all indebtedness pursuant to which such financing statements were filed has been paid or otherwise extinguished in full and no further obligations remain outstanding which would permit any person named as the secured party in any such financing statement to exercise any right against any of the properties or assets of the Company.

          (j) The representations and warranties of the Company contained in each of the Transaction Documents are true and correct.

          6. Covenants of the Company.

           From the date hereof and for so long as any Notes shall remain outstanding, the Company covenants and agrees with the Investors that:

          (a) Following the Initial Closing, the Company shall secure a minimum of $1,362,500 additional funding in cash in accordance with the following schedule (the "Additional Financings"):

               (i) at least $200,000 to be funded not later than March 15, 2002;

               (ii) at least $250,000 to be funded not later than May 1, 2002;

               (iii) at least an additional $412,500 to be funded not later than May 15, 2002; and

               (iv) at least an additional $500,000 (or a total of at least $1,362,500 in Additional Financings) shall be received by the Company no later than June 10, 2002.

          The Additional Financings shall be raised by the sale of Notes evidencing the then unsold portion of the authorized principal amount of Notes set forth in Section 1 hereof, or, alternatively, by the sale of additional equity securities of the Company subordinate to the Notes.

          In the event that the Company shall fail to raise the funds required pursuant to clauses (i) through (iii) above by the dates specified therein, then, in addition to any other remedies the Investors may half with respect to such failure, the Company shall, upon request by Investors holding not less than a majority in principal amount of the Notes then outstanding, grant a security interest with respect to all Notes then outstanding securing all obligations of the Company under such Notes with substantially all of the assets of the Company, including intangible assets and intellectual property, pursuant to a security agreement, financing statements and such other documents as shall be deemed necessary or appropriate, all in a form reasonably acceptable to the Investors.

          (b) The Company will use its reasonable best efforts to consummate the proposed issuance and sale of common stock, other equity or debt securities of the Company to SouthWest Securities or other investors for gross proceeds of at least $3,500,000, as currently being negotiated by the Company and SouthWest Securities, on or prior to the Maturity Date (as defined in the Notes).

          (c) The Company shall preserve and maintain its corporate existence, good standing and authority to transact business in all jurisdictions where necessary for the proper conduct of its business, and shall maintain all of its properties, rights, privileges and franchises necessary or desirable in the normal conduct of its business. The Company shall not form or acquire any subsidiary or make any investment in any other person or entity other than (i) fundings in Web 2 U Limited, a wholly-owned subsidiary of the Company, on an ongoing basis consistent with past practices for general corporate purposes, including compensation of up to five employees, and
     (ii) deposits in money market or similar accounts consistent with past practices.

          (d) Subject to applicable securities laws, the Company shall permit each Investor, and its representatives, including any appraisers, auditors and accountants selected by such Investor, to inspect any of the assets and properties of the Company at any time during normal business hours and upon prior written notice to the Company, as shall be reasonably requested by such Investor. In addition, subject to applicable securities laws and upon reasonable request, each Investor shall have the right, from time to time, to audit the Company's books and records during normal business hours.

          (e) The Company shall maintain its books and records in accordance with generally accepted accounting principles. Subject to applicable securities laws, the Company shall furnish each Investor, upon request, such information and statements as such Investor shall reasonably request from time to time regarding the business affairs, financial condition and results of operations of the Company. Without limiting the generality of the foregoing, the Company shall provide to the Investors, within 90 days of the end of each fiscal quarter of the Company, unaudited consolidated and consolidating financial statements with respect to such quarter and, within 120 days after the end of each of the Company's fiscal years, audited annual consolidated and consolidating financial statements with respect to such fiscal year.

          (f) The Company immediately shall notify each Investor in writing upon becoming aware of the existence of any condition or circumstance that constitutes an Event of Default or that would, with the giving of notice, the passage of time or both, constitute an Event of Default. Any such written notice shall specify the nature of such condition or circumstance, the period of the existence thereof and the action that the Company proposes to take with respect thereto.

          (g) The Company promptly shall notify each Investor of any attachment or any other legal process levied against the Company or any of its subsidiaries and any action, suit, proceeding or other similar claim initiated against the Company or any of its subsidiaries.

          (h) The Company shall keep and maintain in full force and effect, at its own expense and with financially secured and reputable insurance companies, insurance with respect to its properties and assets in such amounts, with such deductibles and covering such risks as is customarily carried by companies engaged in the same or similar businesses and owning similar properties and assets in localities where the Company operates.

          (i) The Company shall file all tax reports and returns required to be filed by it in the manner and at the times required by applicable law, and shall pay all federal, state and local taxes and charges imposed upon it when due.

          (j) The Company shall conduct its business in compliance in all material respects with all applicable laws, and shall maintain and comply in all material respects with all licenses and permits required under any such laws to conduct its business and perform its obligations hereunder.

          (k) Except as provided in Section 6(a) and except as may be required to consummate the transaction required by Section 6(b), without the prior written consent of Investors holding at least a majority of the then outstanding principal balance of the Notes, the Company shall not grant, create or allow to exist any security interest, lien or other encumbrance on any of its assets and properties and the Company shall not execute any financing statement in favor of any Person.

          (l) Except pursuant to the transaction contemplated by Section 6(b) hereof, on and after the Initial Closing Date, the Company shall not incur any debt for borrowed money or otherwise under any promissory note, bond, indenture or similar instrument, or in connection with the obligations of any person or entity (whether by guaranty, suretyship, purchase or repurchase agreement or agreement to make investments or otherwise), other than debt incurred pursuant to the Notes or debt incurred in the normal and ordinary course of business consistent with past practice.

          (m) The Company shall not become liable in connection with the debt of any person or entity, whether by guarantee, surety, endorsement (other than endorsement of negotiable instruments for collection in the ordinary course of business), agreement to purchase or repurchase, agreement to make investments, agreement to provide funds or maintain working capital, or any agreement to assure a creditor against loss, other than in favor of the Investors.

          (n) The Company shall not declare, pay or issue any dividends or other distributions in respect of its capital stock or distribute, reserve, secure, or otherwise make or commit distributions on account of its capital stock (other than dividends or distributions in respect of its capital stock that are payable solely in shares of its capital stock or in options, warrants or other rights to acquire capital stock, provided that such capital stock (including capital stock underlying options, warrants or other rights) is not, and is not convertible into any other security that is, redeemable, and may not be redeemed, at any time prior to the Maturity
     Date) or make any payment on account of the purchase, redemption or other acquisition or retirement of any shares of the Company's capital stock.

          (o) The Company shall not make any loans or advances to or for the benefit of any officer, director, affiliate or shareholder of the Company or any of its subsidiaries except advances for routine expense allowances in the ordinary course of business. The Company shall not make any payment on any obligation owing to any officer, director, shareholder, affiliate or advisory board member of the Company, other than the payment of principal and interest under the Notes in accordance with their terms.

          (q) The Company shall not purchase or otherwise acquire assets from any person or entity outside the ordinary course of business.

          (r) Subject to the limitations herein, the Company shall use the proceeds received from the sale of Notes hereunder only to retire the outstanding Secured Notes and to fund the on-going operations of the Company's business in the ordinary course and consistent with past practices.

          (s) The Company shall not sell, license, transfer or otherwise dispose of any of its property or assets other than the sale of inventory or non-exclusive licenses in the ordinary course of business, and the Company shall not dissolve or liquidate or become a party to any merger (other than a merger with an affiliate in connection with a reverse stock split, holding company formation or similar recapitalization) or consolidation with any person or entity.

          (t) The Company shall keep and maintain its furniture, fixtures, machinery and equipment in good operating condition and repair (normal wear and tear excepted), and shall make all necessary repairs thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved.

     7. The Company shall use its reasonable efforts to effect the termination of the UCC-1 Financing Statements identified on the list attached to Schedule 5(i) hereto as soon as is reasonably practicable.

          (a) Representations and Warranties of the Investors. Each Investor, severally and not jointly, represents and warrants to the Company that:

          (b) It has full power and authority and has taken all required action necessary to permit it to execute and deliver and to carry out the terms of this Agreement and all other documents or instruments required hereby.

          (c) This Agreement is a valid and binding obligation of it enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors' rights generally and to general equitable principles.

          (d) It acknowledges that it has had an opportunity to discuss the business, affairs and current prospects of the Company with the Company's officers. It further acknowledges having had access to information about the Company that it has requested or considers necessary for purposes of purchasing the Note(s). The foregoing, however, does not limit or modify the representations and warranties of the Company contained in this Agreement or any other Transaction Document or the right of the Investors to rely thereon.

          (e) It is its present intention to acquire the Note(s) purchased by it, and any securities of the Company issuable upon any conversion of such Note(s) (the "Conversion Securities"), for its own account and that such Note(s) and such Conversion Securities are being or will be acquired by it for the purpose of investment and not with a view to distribution. It agrees that it will not sell or transfer any Note or Conversion Security without registration under applicable federal and state securities laws, or the availability of exemptions therefrom. It agrees that each Note, and each certificate or other instrument representing Conversion Securities, will bear a restrictive legend stating that the Note, or such Conversion Securities, has not been registered under applicable federal and state securities laws and referring to restrictions on its transferability and sale, and any other legend required by applicable law or agreement.

          (e) It is an "accredited investor" within the meaning of Rule 501 under the Securities Act of 1933, as amended (the "Act"). It has the ability to bear the economic risks of its investment pursuant to this Agreement. It understands that an investment in the Company involves substantial risks and that the purchase of the Note(s) will be a highly speculative investment. It is able, without impairing its financial condition, to hold the Note(s) and the Conversion Securities for an indefinite period and to suffer a complete loss of its investment. If such Investor is not a resident of the United States, such investor also represents and warrants that such Investor satisfies analogous "accredited investor" requirements under the jurisdiction of its residence or otherwise meets requirements that would permit the sale of Notes to such Investor without qualification or registration in the jurisdiction in which such Investor resides. Each such Investor also agrees to execute and deliver such certificates or other evidence that the Company may request in connection with the foregoing representation.

          (f) It understands that the Note(s) and Conversion Securities may not be sold, transferred, or otherwise disposed of without registration under the Act or an exemption therefrom, and that, in the absence of an effective registration statement covering the Note(s) or Conversion Securities, as applicable, or an available exemption from registration under the Act, the Note(s) or Conversion Securities must be held indefinitely.

          8. Amendments, Waivers, Etc. This Agreement and the other Transaction Documents may be amended and the provisions hereof and thereof may be waived only by an instrument signed in writing by the Company and by Investors holding at least a majority of the outstanding principal balance of the issued and outstanding Notes.

          9. Indemnification. The Company hereby agrees to indemnify and hold harmless and defend all Indemnified Persons (as hereinafter defined) from and against any and all Indemnified Claims (as hereinafter defined). THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH INDEMNIFIED CLAIMS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR ARE CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY INDEMNIFIED PERSON. Upon notification and demand, the Company agrees to provide defense of any Indemnified Claim and to pay all reasonable costs and expenses of counsel selected by any Indemnified Person in respect thereof. Any Indemnified Person against whom any Indemnified Claim may be asserted may, upon the prior written consent of the Company, not to be unreasonably withheld, settle or compromise any such Indemnified Claim and the obligations of such Indemnified Person, if any, pursuant to any such settlement or compromise shall be deemed included within the Indemnified Claims. Except as specifically provided in this section, the Company waives all notices from any Indemnified Person. The provisions of this Section 9 shall survive the termination of this Agreement. As used in this Section 9, "Affiliate" means, with respect to any person or entity, any other person or entity that directly or indirectly controls, or is controlled by or under common control with, such person or entity; "Indemnified Claims" means any and all claims, demands, actions, causes of action, judgments, liabilities, damages and consequential damages, penalties, fines, costs, fees, expenses and disbursements (including, without limitation, reasonable fees and expenses of attorneys and other professional consultants and experts in connection with any investigation or defense) of every kind, known or unknown, existing or hereafter arising, foreseeable or unforeseeable, which may be imposed upon, threatened or asserted against or incurred or paid by any Indemnified Person at any time and from time to time, because of, resulting from, in connection with or arising out of any transaction, act, omission, event or circumstance in any way connected with the Transaction Documents (including but not limited to enforcement of an Investor's rights thereunder or the defense of an Investor's actions thereunder), excluding with respect to any Indemnified Persons, any of the foregoing resulting from such Indemnified Person's gross negligence, breach of the Transaction Documents, violation of applicable law or willful misconduct; and "Indemnified Persons" means each Investor and each of their respective officers, directors, employees and Affiliates.

          10. Choice of Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Texas, except as required by mandatory provisions of law.

          11. Expenses. The Company and each Investor shall bear its own costs and expenses in connection with the negotiation, execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby.

          12. Parties in Interest. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties hereto. The Company may not assign or delegate its rights or obligations hereunder without the prior written consent of the Investors. This Agreement shall not run to the benefit of or be enforceable by any person other than a party to this Agreement and its successors and assigns.

          13. Discretionary Actions. Except as otherwise expressly provided herein or in any other Transaction Document, any action permitted or provided to be taken or omitted by an Investor hereunder or under any other Transaction Document may be taken or omitted, as the case may be, by such Investor in its sole and absolute discretion, and any consent or waiver required of an Investor or determination to be made by an Investor hereunder or under any other Transaction Document may be given, withheld or made, as the case may be, by such Investor in its sole and absolute discretion.

          14. Headings. The headings of the sections and paragraphs of this Agreement have been inserted for convenience and reference only and do not constitute a part of this Agreement.

          15. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

          16. NO OTHER AGREEMENTS. THIS AGREEMENT AND THE OTHER WRITTEN AGREEMENTS DESCRIBED HEREIN AND DELIVERED IN CONNECTION HEREWITH REPRESENT THE FINAL AGREEMENT OF THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. NO MODIFICATION OR AMENDMENT OF OR SUPPLEMENT TO THIS AGREEMENT OR TO ANY SUCH OTHER WRITTEN AGREEMENT SHALL BE VALID OR EFFECTIVE UNLESS THE SAME IS IN WRITING AND SIGNED BY THE PARTIES REQUIRED BY THIS AGREEMENT OR SUCH OTHER WRITTEN AGREEMENT.

                            [Signature pages follow]

          IN WITNESS WHEREOF, the undersigned have executed this Note Purchase Agreement as of the date first above written.




                                               MSU DEVICES, INC.


                                               By:    /s/ Patti J. Brown
                                                       Patti J. Brown,
                                                       Vice President and
                                                       Chief Financial Officer




                                               REDDLINE VENTURES INC.


                                               By:  /s/ Jean Belanger
                                                        Jean Belanger, President








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